Exhibit 10.1
AMENDED AND RESTATED
KING PHARMACEUTICALS, INC.
SEVERANCE PAY PLAN: TIER I
As Amended and Restated
Effective October 16, 2007

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		Page
Section 22.	Representations Contrary to the Plan	17
Section 23.	Intellectual Property	17
Section 24.	Cooperation	18
Section 25.	Miscellaneous Provisions	18

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KING PHARMACEUTICALS, INC.
AMENDED AND RESTATED SEVERANCE PAY PLAN: TIER I
Effective as of March 15, 2005, King Pharmaceuticals, Inc. (sometimes hereinafter referred to as the “Company”) established the King Pharmaceuticals, Inc. Severance Pay Plan: Tier I (hereinafter the “Plan”), for the benefit of the Company’s eligible executives as described herein. This Amended and Restated Plan is adopted effective October 16, 2007. The Plan is a “top hat” plan maintained for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan is not intended to qualify under Code section 401(a).
The Plan supersedes any Company severance plans, programs, policies or course of dealing covering eligible executives, both formal and informal.
     Section 1. Purpose of the Plan
     The purpose of the Plan is to ensure that all eligible executives are given assurances, conditioned as set forth herein, as to severance pay and severance benefits, both to allow them to maintain their focus on making decisions that are in the best overall interests of the Company and the resulting successor organization in the event that a Change in Control (as defined below) takes place, and to alleviate concerns about job security absent a Change In Control.
     Section 2. Eligible Executives
     The Plan is applicable to those executives of the Company, consisting of the Chief Executive Officer, those persons other than the Chief Executive Officer who the Company has determined to be “executive officers” for purposes of Section 16 of the Exchange Act (“Key Executive Officers”), and each Executive Vice President (collectively referred to as “Eligible Executives”) whose employment is terminated due to a Qualifying Separation.
     Section 3. Definitions
     (a) “Affiliate” shall mean any domestic corporation or other domestic business entity which is part of a continuous chain of ownership with the Company as the ultimate parent organization, provided that the stock or equivalent ownership interest at each level from the Company to the Affiliate is not less than fifty percent (50%) of either the total combined voting power of all classes of stock or other interest entitled to vote or the value of all classes of ownership in the entity at issue, taking into account at each level any options on ownership interests as outstanding ownership interests.
     (b) “Bonus” shall mean a payment made to Eligible Executives pursuant to the terms of an incentive plan established by the Company. Such a plan shall be referred to as a “Bonus Plan”.
     (c) “Buyer” shall mean a third party (that is, a person or entity that is not an Affiliate of the Company) that is, directly or indirectly, the acquirer of, result of, or successor to any Company business operations involved in a Segment Change in Control.

     (d) “Cause” shall mean and be limited to the following:
     (i) conviction of or pleading guilty or nolo contendere to an act of fraud, embezzlement, theft or any other act constituting a felony or any crime involving moral turpitude and/or dishonesty;
     (ii) gross negligence or willful misconduct which results or, in the sole opinion of the Plan Administrator would be likely to result, in material harm to the Company or which results or, in the sole opinion of the Plan Administrator would be likely to result, in a materially adverse effect on the Company’s reputation, operations, properties, or business or employee relationships;
     (iii) by action or inaction, failing or refusing faithfully and conscientiously to perform one or more material assignments or responsibilities of the Executive’s position;
     (iv) failing or refusing to look after the best interests of the Company committed to the Executive’s care;
     (v) failing or refusing reasonably to advance the interests of the Company;
     (vi) failing to devote full time, attention and energy to the business of the Company; or
     (vii) failing to devote best efforts to the business of the Company.
     (e) “Change in Control” of the Company shall mean:
     (i) the sale of substantially all of the assets of the Company; or
     (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Management Shareholders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty five percent (35%) of the total voting stock of the Company;
     (iii) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any voting stock of the Company is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where (i) any voting stock of the Company is reclassified or changed into or exchanged for nonredeemable voting stock of the surviving or transferee corporation and (ii) immediately after such transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Management Shareholders, is the “beneficial owner” (as defined in

Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty five percent (35%) of the total voting stock of the surviving or transferee corporation; or
     (iv) A majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election.
          A “Change in Control” shall be deemed to have occurred and be effective as of the closing date of any transaction resulting in a Change in Control as hereinabove defined.
     (f) “Claim” shall mean any request for Severance Pay and/or Suspended Equity Awards under the Plan. For Severance Benefits provided under the King Pharmaceuticals Medical, Dental and Vision Care Plan, or any successor thereto, the term Claim and the claims procedure shall be determined and administered under the terms of such plan.
     (g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     (h) “Compensation Committee” shall mean the Compensation and Human Resources Committee of the Board of Directors of the Company.
     (i) “Confidential Information” shall mean, but shall not be limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, designs, processes, procedures, improvements, models, manuals, financial data, business information and files, lists of actual or potential customers of the Company, employee information and files, and any other information regarding the Company’s business plans, which are not generally known to the public through legitimate origins. The Eligible Executive acknowledges and agrees that such Confidential Information is extremely valuable to the Company. For purposes of this Section, such information is “not generally known to the public through legitimate origins” if it is not generally known to third parties who can obtain economic value from its disclosure and use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this provision by the Executive or by misappropriation), that part of the Confidential Information shall no longer be deemed Confidential Information for purposes of this Plan, but the Eligible Executive shall continue to be subject to the terms of this provision as to all other Confidential Information.
     (j) “Disability” shall mean (i) the Eligible Executive’s inability, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, to engage in any substantial gainful activity, or (ii) as a result of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months the Eligible Executive has received income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Company for its employees.
     (k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
     (l) “Good Reason” shall mean any one or more of the following:
     (i) Implementation of a material diminution in the nature or status of the Eligible Executive’s authority, duties, responsibilities, reporting relationships, title and/or position; (provided, however, that a reduction in the number of employees reporting to an Eligible Executive shall not, by itself, constitute Good Reason). Such material diminution shall be determined, in the case of a Change in Control only, with reference to those in effect as of thirty (30) days prior to the Change in Control, determined in the context of the individual’s relative position in the overall controlled group of corporations which includes the Company immediately prior to a Change in Control as compared to the individual’s position in the overall controlled group of corporations which includes the Company immediately after a Change in Control;
     (ii) Failure to pay promptly any material compensation when due;
     (iii) Material reduction in the rate of annual base salary without the Executive’s consent;
     (iv) Material breach by the Company of any employment contract or other agreement as to the terms and conditions of employment; or
     (v) An Eligible Executive’s Required Relocation.
     In order to effect a Separation from Service for Good Reason, the Eligible Executive must provide Notice to the Company of the existence of one of the conditions that constitutes Good Reason within thirty (30) days of the date the Eligible Executive first learns of the existence of such condition. The Company shall have thirty (30) days (the “Cure Period”) from its receipt of the Eligible Executive’s Notice of Good Reason to remedy the condition. If the Company fails to remedy the condition during the Cure Period, then the Eligible Executive may effect a Separation from Service for Good Reason from the Company. The right to effect a Separation from Service for Good Reason must be exercised by the Eligible Executive within thirty (30) days after the expiration of the Cure Period, otherwise the right to a Separation from Service on the basis of that condition shall be deemed to have been waived. In the event that an Eligible Executive provides a Notice of Separation from Service for Good Reason based upon a Required Relocation, the Eligible Executive shall not be required to relocate until such time he/she waives his/her rights under this Agreement related to the Required Relocation or he/she has a Separation from Service.

     The Eligible Executive’s right to effect a Separation from Service for Good Reason shall not be affected by the Eligible Executive’s temporary incapacity due to a physical or mental/psychological condition. However, a Disability as herein defined will not qualify as Good Reason unless accompanied by one or more conditions that constitute Good Reason hereinabove listed. A termination by the Eligible Executive for Good Reason shall not be considered to be a voluntary resignation.
     (m) “Management Shareholder” shall mean a Person designated as an Executive Officer of the Company pursuant to the rules and regulations of the Exchange Act.
     (n) “Notice” shall mean any notice required under the Plan, which notice shall be in writing. Notice hereunder shall be deemed to have been given when delivered in person to the Company or Eligible Executive; or actually received by the Company or Eligible Executive after being transmitted by telefacsimile (“fax”) to the Company or Eligible Executive; or, deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, addressed to the Company or Eligible Executive at their respective last known principal business address, and thereafter actually received by the Company or Eligible Executive. The burden to prove timely delivery to and receipt by the other party shall be on the party giving notice. The address for Notice to the Company shall be:
Plan Administrator, Severance Pay Plan, Tier I
Human Resources Department
King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620
Fax no:
     (o) “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or a government or political subdivision thereof.
     (p) “Plan Administrator” shall mean (i) for those matters requiring Compensation Committee approval, the Compensation Committee, and (ii) for all other matters, the Executive Vice President of Human Resources.
     (q) “Qualified Employment” shall, with respect to any Eligible Executive, mean an employment offer by a Buyer of any Company business operations involved in a Segment Change in Control, pursuant to an agreement between Buyer and Company that contemplates such employment offer under terms that would provide the Eligible Executive with: (i) an annual base salary of not less than that in effect with the Company thirty (30) days prior to the reaching of an agreement to enter into the Segment Change in Control; (ii) a level of authorities, duties and responsibilities not materially diminished from those with the Company as of the date thirty (30) days prior to the reaching of an agreement to enter into the Segment Change in Control; (iii) an aggregate level of benefits and perquisites not materially less than the aggregate level provided by the Company as of the date thirty (30) days prior the Segment Change in Control; and (iv) for a period of at least twenty-four (24) months after the effective date of the Segment

Change in Control, the Buyer assumes the severance pay and welfare benefit continuation aspects of this Plan or provides another plan or program providing substantially similar benefits under substantially similar circumstance to those as would result from such assumption for such period. An employment offer that requires the Eligible Executive to relocate on the start of employment to a work site in excess of fifty (50) miles from the current work site of the Eligible Executive’s principal job office or location shall not be an offer of Qualified Employment.
     (r) “Qualifying Separation” shall mean the Eligible Executive’s Separation from Service with the Company: (A) within twenty-four (24) months following the date on which a Change in Control occurs, either (i) for Good Reason, or (ii) initiated by the Company or its successor without Cause; or (B) not following a Change in Control, whether (i) for Good Reason or (ii) initiated by the Company without Cause.
     A Qualifying Separation shall not include a Separation from Service: (i) initiated by the Company by reason of Cause, (ii) initiated by the Eligible Executive’s voluntary resignation, retirement, death or Disability, (iii) preceding or following the Eligible Executive’s failure or refusal to accept Qualified Employment, or (iv) preceding or following the Eligible Executive’s acceptance of Qualified Employment.
     (s) “Required Relocation” shall mean the Company’s requirement that an Eligible Executive relocate to a work site in excess of fifty (50) miles from the current work site of the Eligible Executive’s principal job location or office.
     (t) “Release” shall mean a Waiver, Release and Non-Solicitation, Noncompete and Nondisclosure Agreement, as described under Section 8 of the Plan, in a form substantially the same as that attached as Exhibit 1 to this Plan.
     (u) “Segment Change in Control” shall mean a sale or transfer of a subsidiary, division, plant, or other identifiable group of assets in a transaction or series of transactions outside of the Company’s ordinary course of business. A sale of the Company or of all or substantially all of the Company’s assets shall not constitute a Segment Change in Control.
     (v) “Separation from Service” shall mean an Eligible Executive’s cessation of services to the Company and/or its affiliates. For purposes of this Plan, an Eligible Executive is treated as continuing in employment with the Company while the Eligible Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Eligible Executive retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence shall constitute a bona fide leave of absence only if there is a reasonable expectation that the Eligible Executive will return to perform services for the Company following such leave. If the period of leave exceeds six (6) months and the Eligible Executive does not retain a right to reemployment under an applicable statute or by contract, the Eligible Executive will be deemed to have a Separation from Service on the first date immediately following such six (6) month period. Notwithstanding the foregoing, if (i) a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and (ii) such impairment causes the Eligible Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, then a twenty-nine (29) month period of absence shall be substituted for the six (6) month period described above. For purposes of this Plan, an Eligible Executive shall be deemed to have experienced a Separation from Service on any date the Eligible Executive’s level of bona fide services performed for the Company decreases to a level that is less than fifty percent (50%) of the average level of services rendered by the Eligible Executive during the thirty-six (36) month period ending on such date or the full period of services rendered by the Eligible Executive for the Company if the Eligible Executive has been providing services to the Company for less than thirty-six (36) months as of such date.
     (w) “Severance Benefits” shall mean continued coverage under the welfare benefits listed on Exhibit 2 for which the Eligible Executive was eligible and participating on the date of the Qualifying Separation, in each such case in accordance with the terms of the relevant plan(s) as such plans may be amended from time to time.
     (x) “Severance Pay” shall mean the payments made to an Eligible Executive as provided in Section 4(a) of the Plan.
     (y) “Stretch Bonus” shall mean the highest Bonus possible for employees of the Company at the Eligible Executive’s level.
     (z) “Suspended Equity Awards” shall mean those equity awards established on behalf of an Eligible Executive, to the extent the vesting of such equity awards is delayed as provided in Section 4(c) of the Plan.
     (aa) “Target Bonus” shall mean the mid-range Bonus established for employees of the Company at the Eligible Executive’s level.
     (bb) “Total Payment” shall mean total payments regarding the application of Code Sections 280G and 4999 as described in Section 7 of the Plan.
     Section 4. Severance Pay, Severance Benefits and Suspended Equity Awards
     In the event that (i) an Eligible Executive’s employment is terminated as a result of a Qualifying Separation, and (ii) the Eligible Executive provides the Company with an enforceable Release in accordance with Section 8 of the Plan which is acceptable to the Company in its sole discretion, the Company shall pay to the Eligible Executive and provide the Eligible Executive the following Severance Pay, Severance Benefits, and/or Suspended Equity Awards:
     (a) Severance Pay
     The Eligible Executive shall be eligible to receive Severance Pay in an amount determined under the following applicable schedule, based upon the job title of the individual at the time of a Qualifying Separation:

     (i) In the case of a Qualifying Separation occurring within twenty-four (24) months following the date on which a Change in Control occurs:
     (1) Chief Executive Officer: Three (3) times the sum of the current rate of annual salary plus an amount equal to the Target Bonus for the current year.
     (2) Key Executive Officers and Executive Vice Presidents: Two (2) times the sum of the current rate of annual salary plus an amount equal to the Target Bonus for the current year.
     (ii) In the case of a Qualifying Separation that precedes a Change in Control, or occurs more than twenty-four (24) months after a Change in Control:
     (1) Chief Executive Officer: Two (2) times the sum of the current rate of annual salary plus an amount equal to the Target Bonus for the current year.
     (2) Key Executive Officers and Executive Vice Presidents: One and one-half (1.5) times the sum of the current rate of annual salary plus an amount equal to the Target Bonus for the current year.
     Target Bonus amounts for the current year will not be reduced by pro-ration based upon the date of Separation from Service, but rather will be considered and included in full as part of the Severance Pay to which Eligible Executives are entitled. The Plan Administrator may, in its sole discretion, increase the amount of Severance Pay which shall be paid to an Eligible Executive by increasing the portion of Severance Pay based on the Target Bonus up to the Stretch Bonus level.
     An Eligible Executive’s eligibility for a Bonus for the year in which a Qualifying Separation occurs or for any prior years shall be governed solely by the terms of the Bonus Plan applicable to such Eligible Executive. Nothing in this Plan shall be construed as entitling the Eligible Executive to a Bonus that has not otherwise been earned under the terms of the Bonus Plan.
     In any case where a Qualifying Separation occurs during a fiscal year prior to or without establishment of criteria for a Target Bonus for that fiscal year, Severance Pay shall be computed based upon the Target Bonus last established for employees of the Eligible Executive’s level at the time of the Qualifying Separation, unless the annual Bonus Plan has been abolished by the Compensation Committee.
     An Eligible Executive’s Severance Pay shall be increased by an amount equal to the number of earned and unused vacation days (based upon the Eligible Executive’s base salary as of the date of the Qualifying Separation).
     (b) Severance Benefits

     In the event of a Qualifying Separation, an Eligible Executive shall be eligible to receive Severance Benefits. Such Severance Benefits shall be provided at the Company’s expense under the welfare benefit plan of the Company or Affiliate, as applicable, with coverage under the same terms and conditions (exclusive of any tax consequences to the recipient(s) on resulting coverage or benefits) as if he/she were still an active employee of the Company, including dependent coverage where applicable. Such Severance Benefits coverage shall end on the earliest of (A) eighteen (18) months beginning on the date of the Qualifying Separation, (B) the period for which Severance Pay is calculated, as set forth in paragraph (a) above (i.e., three years for a Chief Executive Officer if benefits are determined under Section 4(a)(i)(1)), (C) the date of any material breach of the provisions of this Plan by the Eligible Executive, or (D) the date the Eligible Executive first becomes eligible for coverage of the same general category under another plan, program or other arrangement of any type or description, without regard to whether the Eligible Executive neglects, refuses or otherwise fails to take any action required for enrollment in such other plan, program or other arrangement. The Eligible Executive shall notify the Company in writing within seven (7) days after becoming eligible for any such alternate coverage. At the end of such period of continued coverage, such Eligible Executive shall be eligible to elect to continue Company-sponsored medical coverage under COBRA, as defined in Code Section 4980B.
     (c) Suspended Equity Awards
     To the extent consistent with the existing terms of any equity-based incentive plan or program of the Company (and in the case of any inconsistency, the terms of the equity-based incentive plan or program shall control) , in the event of a Qualifying Separation any award granted to an affected Eligible Executive pursuant to such equity-based plan which is not then vested and exercisable shall not lapse, but shall instead be suspended (the “Suspended Equity Award(s)”). Pending the timely execution of a Release by the Eligible Executive, no Suspended Equity Award shall vest or become exercisable. Upon the timely execution of a Release by an Eligible Executive for whom a Suspended Equity Award is so established, all rights of such Eligible Executive under each Suspended Equity Award shall vest and thereafter become exercisable for the remainder of the exercise period, if any, which would have existed under the terms of the Suspended Equity Award (as set forth in the agreements, notices and plans governing the grant of such Suspended Equity Award), as if such award had been vested on the date of the Qualifying Separation. In the event of a failure by an Eligible Executive for whom a Suspended Equity Award is so established to timely execute a Release (or upon such Eligible Executive’s subsequent revocation of such Release), all suspended rights of such Eligible Executive under each Suspended Equity Award shall lapse as of the date of the Qualifying Separation. To the extent not inconsistent with the underlying equity-based plan, each Suspended Equity Award is deemed amended accordingly.
     Section 5. Payment of Severance Pay and Severance Benefits
     Severance Pay shall be paid in a lump sum following the Eligible Executive’s Qualifying Separation; provided, however, that if the Plan Administrator elects, in its sole discretion, to increase the Severance Pay or potential for Severance Pay under Section 4(a) above, such increase or potential increase amount shall be paid to the Eligible Executive between January 1 and March 15 of the year following the year in which the Qualifying Separation occurred (with such payment date being determined by the Plan Administrator in its sole discretion). Severance Benefits shall be provided in accordance with Section 4(b) of the Plan following the Eligible Executive’s Qualifying Separation. Suspended Equity Awards shall become vested and exercisable in accordance with Section 4(c) of the Plan following the Eligible Executive’s Qualifying Separation. No Severance Pay, Severance Benefits and/or Suspended Equity Awards shall be payable or available until after the seven (7) day revocation period (as described in Section 8 of the Plan) for a signed Release has expired. Upon the expiration of the seven (7) day revocation period, payment of Severance Pay, Severance Benefits and/or Suspended Equity Awards shall be made (or begin to be reimbursed) within thirty (30) days of such expiration, with the payment date being determined by the Plan Administrator in its sole discretion. Notwithstanding the foregoing, if a Qualifying Separation occurs after November 1 of any year, then payment of Severance Pay, Severance Benefits and/or Suspended Equity Awards shall be made (or begin to be reimbursed) between January 1 and March 15 of the year following the year in which the Qualifying Separation occurred (with such payment date being determined by the Plan Administrator in its sole discretion). All taxes and other deductions required by law, and any additional sums owing to the Company shall be deducted from any Severance Pay, Severance Benefits and/or Suspended Equity Awards as determined by the Company in its sole discretion. Any benefit that accrues under this Plan, if any, is net of any such amount other than taxes and other deductions required by law.
     Section 6. Section 409A
     It is intended that (i) each payment or installment of payments provided under this Plan is a separate “payment” for purposes of Code Section 409A and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Plan, if the Company determines (i) that on the date of an Eligible Executive’s Separation from Service or at such other time that the Company determines to be relevant, the Eligible Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Eligible Executive pursuant to this Plan are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A (“Section 409A Taxes”) if provided at the time otherwise required under this Plan, then (A) such payments shall be delayed until the date that is six (6) months after the date of the Eligible Executive’s Separation from Service with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”) and (B) such payments shall be increased by an amount equal to the interest on such payments for the Payment Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal). Any payments delayed pursuant to this Section 6 shall be made in a lump sum on the first day of the seventh month following the Eligible Executive’s Separation from Service, or such earlier date that, as determined by the Company, is sufficient to avoid the imposition of any Section 409A Taxes.

     Section 7. Application of Code Sections 280G and 4999
     If any portion of the Severance Pay, Severance Benefits, Suspended Equity Awards or any other payment under this Plan or under any other agreement with, or plan of, the Company which is paid to an Eligible Executive (in the aggregate “Total Payments”) would constitute an “excess parachute payment” under Code Section 280G, then (i) the payments to be made to the Eligible Executive under this Plan shall not be reduced as a result, and (ii) the payment of benefits due under the Plan to the Eligible Executive shall be recomputed to a “grossed up” level sufficient to enable the Eligible Executive to pay any resulting excise taxes and income taxes (including state, local, or other taxes) on the grossed up portion of the Total Payment. Any such gross-up payment shall be paid in a single sum payment at a time which will enable timely payment of any excise tax due by the Eligible Executive, but in no event later than December 31 of the year following the year (A) any excise tax is paid to the Internal Revenue Service regarding this Section 7 or (B) any tax audit or litigation brought by the Internal Revenue Service or other relevant taxing authority related to this Section 7 is completed or resolved.
     Section 8. Waiver, Release and Non-Solicitation, Noncompete and Nondisclosure Agreement
     In order to receive the Severance Pay, Severance Benefits and/or Suspended Equity Awards available under the Plan, an Eligible Executive must execute and deliver a signed, enforceable Release to the Plan Administrator within forty-five (45) days of the date such Release is provided to the Eligible Executive. Notwithstanding the prior sentence, (i) in the event of the death of the Eligible Executive, a duly executed Release signed by the Eligible Executive within the forty five (45) day normal execution period following a Qualifying Separation which is delivered to the Company by the Eligible Executive’s representative within one hundred eighty (180) days following the date of the Eligible Executive’s death will be treated as having been delivered to the Company within such forty five (45) day period, (ii) in the event an Eligible Executive duly executes the required Release within the normal forty five (45) day execution period following a Qualifying Separation, and then prior to delivery the Eligible Executive incurs a Disability which, in the sole opinion of the Plan Administrator, renders the Eligible Executive incapable of delivering such Release to the Company within such forty five (45) day period, then delivery to the Company of such signed Release within one hundred eighty (180) days following the date of the Eligible Executive’s Disability will be treated as having been delivered to the Company within such forty five (45) day period. In the event of the death or Disability of the Eligible Executive during the forty-five (45) day period, prior to the Eligible Executive’s execution of the Release, the Plan Administrator shall accept a Release executed and delivered by the Eligible Executive’s duly authorized personal representative within one hundred eighty (180) days following the date of the Eligible Executive’s death or Disability, as if the Eligible Executive had delivered such release to the Company within the forty-five (45) day period.
     An Eligible Executive may revoke his/her signed Release within seven (7) days of his/her signing such Release, provided such revocation is made in accordance with the provisions for revocation set forth below. Any such revocation must be made in writing and must be received by the Plan Administrator within such seven (7) day period. An Eligible Executive who timely revokes his/her Release shall not be eligible to receive any Severance Pay, Severance Benefits and/or Suspended Equity Awards under the Plan. An Eligible Executive who timely submits a signed, Release and who does not exercise his/her right of revocation shall be eligible to receive Severance Pay, Severance Benefits and/or Suspended Equity Awards under the Plan. Eligible Executives are encouraged to contact their personal attorney at their own expense to review the Release if they so desire. An Eligible Executive’s acceptance and right to retention of Severance Pay, Severance Benefits and/or Suspended Equity Awards are contingent upon the terms of the Plan and full compliance with the terms of the Release, including but not limited to the provisions of paragraph 5 of such Release.
     Section 9. Non-Solicitation, Non-Compete and Nondisclosure of Confidential Information
     (a) Non-Solicitation and Covenant Not to Compete. Over the period for which Severance Pay is calculated under Section 4(a), Eligible Executive covenants that Eligible Executive will not, without the prior joint written consent of the Compensation Committee and the Chief Executive Officer of the Company:
     (i) Accept any employment, whether as an owner, partner, director, officer, employee, agent, independent contractor, consultant, or in any other capacity, with any Person the business of which directly competes with any of the Company’s or its subsidiaries’ or Affiliates’ material products in development or production as of the date of the Qualifying Separation, in any geographic area in which the Company markets its products.
     (ii) Solicit or attempt to solicit, directly or indirectly and in any capacity, any customer or distributor with whom Eligible Executive had contact during the term of his or her employment with the Company; or
     (iii) Solicit or attempt to solicit any employee of the Company or any of its divisions, subsidiaries or affiliates to terminate his or her employment relationship. Further, if Eligible Executive requests written consent from the Company to solicit any particular employee in accordance with the provisions of this Section 9, Eligible Executive will not discuss any employment possibility with such employee prior to securing the Company’s written consent and, should the Company decline to grant such consent, Eligible Executive will not at any time, either during or after the period for which Severance Pay is being provided under Section 4(a), advise the subject employee that he or she was the subject of a request under this Section 9 or that the Company declined to grant Eligible Executive the right to discuss an employment possibility with the subject employee.
     (b) Nondisclosure. After a Separation from Service with the Company and, not by way of limitation, as a condition of continued benefits under the Plan, the Eligible Executive shall not, in any form or manner, directly or indirectly, divulge, disclose or communicate to any Person, or utilize for the Eligible Executive’s personal benefit or for the benefit of any competitor of the Company, any Confidential Information. The obligations of this paragraph shall survive the period for which benefits are provided under the Plan.
     (c) Breach of this Section. Not by way of limitation, a breach of this Section by the Eligible Executive shall result in (i) the immediate and permanent cessation of payment (or, in the event of a benefit which would be paid as a lump sum, non-payment if not yet paid or a right of recovery by the Company, if paid) of Severance Pay and the provision of Severance Benefits to such Eligible Executive, (ii) the obligation of the Eligible Executive to repay to the Company upon written demand ninety percent (90%) of the amount, cost or value of Severance Pay, Severance Benefits and/or Suspended Equity Awards previously paid or provided to the Eligible Executive and dependents of Eligible Executive, and (iii) the obligation of the Eligible Executive to pay to the Company its costs and expenses in enforcing this Section (including court costs, expenses and reasonable legal fees). Additionally, upon any breach or threatened breach of this Section, the Company shall be entitled to injunctive relief, both temporary and permanent, without the necessity of posting a bond, as well as, and in addition to, all other available remedies, including such damages as may be permitted by law, all of which shall be cumulative and not exclusive.
     Section 10. Plan Administration
     The Plan Administrator shall have the sole, absolute and final discretionary authority to determine eligibility for Plan benefits and to construe the terms of the Plan, including the making of factual determinations. The decisions of the Plan Administrator shall be final and conclusive with respect to all questions concerning the interpretation and administration of the Plan. The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the terms of the Plan and may seek such expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan. The Plan Administrator shall be entitled to rely upon the information and advice furnished by such delegatees and experts, unless actually knowing such information and advice to be inaccurate or unlawful.
     The Plan Administrator shall establish and maintain a reasonable claims procedure for Severance Pay and/or Suspended Equity Awards, including a procedure for appeal of denied claims. An Eligible Executive shall be entitled to a statement of the appeals procedure upon request. In no event shall an Eligible Executive or any other person be entitled to challenge a decision of the Plan Administrator in arbitration, court or in any other administrative proceeding unless and until the claim and appeals procedures established under the Plan have been complied with and exhausted.
     For Severance Benefits provided under the King Pharmaceuticals Medical, Dental and Vision Care Plan, or any successor thereto, the claims procedure shall be determined and administered under the terms of such plan.

     Section 11. Claims Procedure
     (a) In General. An Eligible Executive may file a Claim for Severance Pay benefits with the Plan Administrator. The Plan Administrator will notify the claimant of its benefit determination within a reasonable period of time, but in no event later than ninety (90) days after receipt of the Claim. The ninety (90) day period may be extended by an additional ninety (90) days for matters beyond the control of the Plan Administrator as long as the claimant is notified of the reasons for such extension and the time by which a decision will be rendered prior to the expiration of the initial ninety (90) day period. An adverse benefit determination by the Plan Administrator may be appealed as provided in this Section.
     (b) Adverse Benefit Determination. The Plan Administrator will provide written or electronic notification of an adverse benefit determination within the timeframes set forth in Section 11(a) above. This notification will include (i) The specific reasons for the adverse benefit determination; (ii) Reference to the specific Plan provisions on which the determination was based; (iii) A description of any additional material or information necessary for the claimant to perfect the Claim, and an explanation of why such material or information is needed; (iv) A description of the Plan’s review procedures and the time limits applicable to such procedures; (v) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claim, other than documents which are attorney work product or which are subject to attorney-client privilege; and (vi) A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
     (c) Appeals. Upon receipt of notification of an adverse benefit determination, the claimant shall have sixty (60) days from such date to file an appeal with the Plan Administrator. The claimant may submit written comments, documents, records and other information relating to the Claim. The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the Claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator will provide written or electronic notification to the claimant of its decision on appeal within a reasonable period of time, but in no event later than sixty (60) days after receipt of the appeal. This sixty (60) day period may be extended by an additional sixty (60) days for matters beyond the control of the Plan Administrator as long as the claimant is notified of the reasons for such extension and the time by which a decision will be rendered prior to the expiration of the initial sixty (60) day period. The Plan Administrator’s notification of its decision on appeal shall include the following
i)	The specific reasons for the appeal determination;

ii)	Reference to the specific Plan provisions on which the determination was based;

iii)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claim,

other than documents which are attorney work product or which are subject to attorney-client privilege; and
iv)	A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
     Section 12. No Assignment
     Severance Pay, Severance Benefits and/or Suspended Equity Awards payable under the Plan shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such Severance Pay, Severance Benefits and/or Suspended Equity Awards to be so subjected shall not be recognized, except to the extent required by law.
     Section 13. No Employment Rights
     The Plan is not a contract for employment and shall not confer employment rights upon any person. No person shall be entitled, by virtue of the Plan, to remain in the employ of the Company and nothing in the Plan shall restrict the right of the Company or its successor to terminate the employment of any Eligible Executive or other person at any time.
     Section 14. Plan Funding
     The payments to an Eligible Executive hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company. No person shall have nor acquire any interest in any such assets by virtue of the provisions of this Plan or any other agreement in connection with the Plan. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Eligible Executive acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company. No such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of the Company.
     Nothing contained in this Plan, and no action taken pursuant to its provisions by either party hereto, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Participant, his beneficiary, or any other person.
     Section 15. Survival of Plan Upon a Change in Control
     The Plan shall survive a Change in Control of the Company and shall be binding upon any successor entity that is the survivor, successor, reorganized, affiliated or purchaser organization resulting from a combination, restructuring, merger, functional reorganization, sale, affiliation or other reorganization of the Company. Upon the Change in Control of the Company, the successor entity shall assume the obligations and liabilities of the Plan. All Eligible Executives who were employed by the Company as of a Change in Control shall continue to be eligible to receive the Severance Pay, Severance Benefits and/or Suspended Equity Awards available under the Plan and such Severance Pay, Severance Benefits and/or

Suspended Equity Awards shall be payable by the successor entity. Notwithstanding the foregoing provisions of this Section, following a Change in Control of the Company, nothing in the Plan shall preclude the successor entity from adopting its own new change in control severance plan for employees covering a subsequent change in control, provided, however, that any such new change in control severance plan shall not in any way change the ability of all Eligible Executives who were employed by the Company as of a Change in Control to continue to be eligible to receive the Severance Pay, Severance Benefits and/or Suspended Equity Awards available under the Plan, except within the limitations of Section 20.
     Section 16. Applicable Law
     The Plan shall be governed and construed in accordance with ERISA as it applies to top hat plans for a select group of management or highly compensated employees and, in the event that any reference shall be made to State law, the internal laws of the State of Tennessee shall apply to the extent not preempted by ERISA. It is intended that the Plan comply with applicable provisions of Code Section 409A and the Treasury Regulations promulgated thereunder and, to the extent such section or regulations apply, the Plan shall be construed and administered accordingly.
     Section 17. Severability
     If any provision of the Plan is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.
     Section 18. Waivers
     The Plan Administrator shall have the right to waive all or any portion of the non-competition and non-disclosure provisions set forth in the Release.
     Section 19. Plan Year
     The ERISA plan year of this Plan shall be the twelve-month period commencing on January 1 of each year.
     Section 20. Amendment/Termination of Plan
     The Company reserves the right in its sole discretion to amend or terminate the Plan, and pay amounts due hereunder, to the full extent permitted by and in accordance with Code Section 409A and the Treasury Regulations promulgated thereunder at any time, retroactively or otherwise, either by written resolution of the Company’s Board of Directors or the Compensation Committee. Any such amendment or termination which would reduce or otherwise adversely affect the benefits of an Eligible Executive who has previously incurred a Qualifying Separation may not take effect as to the affected Eligible Executive without the written consent of the affected Eligible Executive. Any such amendment or termination which would reduce or adversely affect the benefits which may be payable to an Eligible Executive who has not yet incurred a Qualifying Separation at the time of the amendment shall be effective not sooner than

(A) twenty-four (24) months from the date of such written action in the event the written action occurs on or after the date of a Change in Control, or (B) twelve (12) months from the date of such written action in the event the written action occurs prior to the date of a Change in Control. Not by way of limitation of the foregoing, in the event of the termination of the Plan, an Eligible Executive whose Severance Pay, Severance Benefits and/or Suspended Equity Awards are in payment status when such Plan Separation occurs shall continue to be paid or provided his/her Severance Pay, Severance Benefits and/or Suspended Equity Awards as if the Plan had not terminated. The Exhibits to this Plan may be amended at any time by the Plan Administrator except to the extent that such amendment would reduce or otherwise adversely affect the benefits payable to an Eligible Executive under this Plan; in which case, such amendments must be made by the Board of Directors or the Compensation Committee as otherwise outlined in this Section 20.
     Section 21. Recovery of Payments Made by Mistake
     An Eligible Executive shall be required to return immediately to the Company any Severance Pay, Severance Benefits payments and/or Suspended Equity Awards, or portion thereof, made by a mistake of fact or law.
     Section 22. Representations Contrary to the Plan
     No employee, officer, or director of the Company has the authority to alter, vary, or modify the terms of the Plan except by means of an authorized written amendment to the Plan. No verbal or written representations contrary to the terms of the Plan and its written amendments shall be binding upon the Plan, the Plan Administrator, or the Company, nor may any such representation be relied upon by Eligible Executive.
     Section 23. Intellectual Property
     In order to be eligible to receive Severance Pay, Severance Benefits and/or Suspended Equity Awards under this Severance Pay Plan, an Eligible Executive must agree, if requested to do so by the Plan Administrator, to execute a release ensuring the following:
     (a) All intellectual property, including goodwill, on a worldwide basis, including without limitation copyrights, trademarks, trade dress, service marks, know-how, trade secrets, inventions, patent rights, methodologies, procedures, management tools, workshop materials, manuals, documents, software, macros, data files, or other intellectual capital, including all improvements and modifications (“Intellectual Property”) Eligible Executive has developed or created either during, in connection with, or pursuant to Eligible Executive’s employment with the Company shall remain the sole and exclusive property of the Company regardless of authorship or inventorship rights upon a Separation from Service.
     (b) Eligible Executive shall promptly disclose to Company as of the date of Separation from Service, and upon request by the Company after Separation of Service, all Intellectual Property developed or created either during, in connection with, or pursuant to Eligible Executive’s employment with the Company.

     (c) Eligible Executive shall return and surrender possession to the Company any and all documents, memoranda, reports, notes, files, notebooks, records, information, materials, computer hardware or software, data storage devices containing stored data, and any drafts, copies and electronic files thereof, which references or discloses Intellectual Property in Eligible Executive’s control or possession as of the date of his or her Separation.
     (d) Eligible Executive shall assign all of his or her interest and rights in and to any and all Intellectual Property to Company.
     (e) At any time, upon request by Company, Eligible Executive shall promptly execute all registrations, applications, assignments, renewals, extensions or other instruments; or take other steps that Company shall deem necessary to secure, maintain and protect Company’s intellectual property in the United States or any foreign country that was developed or created either during, in connection with, or pursuant to Eligible Executive’s employment.
     (f) Eligible Executive shall not at any time, in any manner, under any circumstances, be entitled to or claim any right, title or interest in or any commission, fee or other direct or indirect benefit from Company with respect to the Intellectual Property.
     (g) Eligible Executive shall return and surrender possession to the Company property of the Company of any nature whatsoever, including but not limited to keys, other methods of entry or access to the Company’s physical premises, credit cards, identification badges, cellular phones and other communication devices, and any other information, material, or equipment (or copies thereof) in Eligible Executive’s control or possession as of the date of his or her Separation from Service.
     Section 24. Cooperation
     In order to be eligible to receive Severance Pay, Severance Benefits and/or Suspended Equity Awards under this Plan, Eligible Executive must use his or her reasonable best efforts to cooperate with the Company, its attorneys, agents, representatives, and employees with respect to legal and business matters that are either known at the time of Eligible Executive’s Separation from Service or that may later become known and that relate to Eligible Executive’s service with the Company. Cooperation includes but is not limited to release of documents, meeting with and discussing matters with Company legal counsel, review of documents, and attending depositions, hearings, and trials on reasonable notice. The Company may decide, in its sole discretion, to pay reasonable expenses of such cooperation; provided, however, that the Eligible Executive’s obligation of cooperation under this Section 24 shall not depend on the Company’s payment of expenses. A breach of this Section 24 shall be treated in the same way as a breach of Section 9, as described in Section 9(c), above.
     Section 25. Miscellaneous Provisions
     All pay and other benefits (except Severance Pay, Severance Benefits and/or Suspended Equity Awards), payable to an Eligible Executive as of his/her date of Separation from Service with the Company according to the established policies, plans, and procedures of the Company shall be paid in accordance with the terms of those established policies, plans, and procedures. In addition, any benefit continuation or conversion rights which an Eligible Executive has as of his/her date of Separation of employment with the Company according to the established policies, plans, and procedures of the Company shall be made available to him/her.

KING PHARMACEUTICALS, INC.
By:

Title:

EXHIBIT 1
KING PHARMACEUTICALS, INC.
SEVERANCE PAY PLAN: TIER I
WAIVER, RELEASE AND NON-SOLICITATION,
NONCOMPETE AND NONDISCLOSURE AGREEMENT
     1. Release. In consideration for the Severance Pay, Severance Benefits and/or Suspended Equity Awards to be provided to me under the terms of the King Pharmaceuticals, Inc. Severance Pay Plan: Tier I (“Plan”), and after having had a full, unhurried opportunity to consult with an attorney of my choice with respect to this Agreement, including its consent and final binding effect, I, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge King Pharmaceuticals, Inc. (hereinafter referred to as the “Company”) and its parent (if any), subsidiaries, divisions and Affiliates (as defined in the Plan), whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, employees, shareholders, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown demands, damages, actions, causes of action, claims, losses, or liabilities of any kind which have or could be asserted against the Releasees arising out of or related to my employment with and/or the termination of my employment with the Company and/or any of the other Releasees and/or any other occurrence from the beginning of time up to and including the date of this Agreement, including but not limited to:
     (a) All claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Employee Retirement Income Security Act, as amended, the Rehabilitation Act of 1973, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, and/or any other federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or
     (b) All claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or
     (c) Any and all other claims whatsoever including, but not limited to, claims for severance pay, claims based upon breach of contract, wrongful termination, retaliatory discharge, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my

Exhibit 1-1

employment with and/or the termination of my employment with the Company and/or any of the other Releasees.
     2. Covenant Not to Sue. I also agree never to sue any of the Releasees or become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to my employment with and/or the termination of my employment with the Company and/or any of the other Releasees. However, I understand that nothing within this Agreement is intended to forfeit or negatively affect my ability or right to file a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or participate in such a process by the EEOC. I do acknowledge, as set forth below, that I have waived and will return to the Company any recovery of money damages obtained on my behalf by the EEOC.
     3. Non-Disparagement. I further agree not to make any public statement or statements, to the press or otherwise, concerning the Company’s Board of Directors, management, business objectives, status of its securities, its management practices, products, or other sensitive information, without first receiving the written consent of the Company’s Executive Vice President of Human Resources and its Chief Executive Officer, and I will not take any action which would cause the Company, or its employees or agents, embarrassment or humiliation or otherwise cause or contribute to the Company, or any such person, being held in disrepute by the general public or the Company’s employees, clients, or customers. I understand that nothing herein is intended to prohibit me from testifying truthfully in any court or proceeding if subpoenaed to appear to do so.
     4. Non-competition and Non-disclosure.
     (a) Non-competition. I also agree, as additional consideration for the Severance Pay, Severance Benefits and/or Suspended Equity Awards to be provided to me under the terms of the King Pharmaceuticals, Inc. Severance Pay Plan: Tier I (“Plan”), that for the time period for which the Severance Pay is calculated, I will not:
     (i) accept any employment, whether as an owner, partner, director, officer, employee, agent, independent contractor, consultant, or in any other capacity, with any person OR entity the business of which directly competes with any of the Company’s or its subsidiaries’ or Affiliates’ material products in development or production as of the date of my “Separation of Service” date with the Company under the Plan, in any geographic area in which the Company markets its products;
     (ii) Solicit or attempt to solicit, directly or indirectly and in any capacity, any customer or distributor with whom I had contact during the term of my employment with the Company; or
     (iii) Solicit or attempt to solicit any employee of the Company or any of its divisions, subsidiaries or affiliates to terminate his or her employment relationship. Further, if I request written consent from the Company to solicit any particular employee in accordance with the provisions of this Section, I will not discuss any employment possibility with such employee prior to securing the Company’s written consent and,

Exhibit 1-2

should the Company decline to grant such consent, I will not at any time advise the subject employee that he or she was the subject of a request under this Section or that the Company declined to grant me the right to discuss an employment possibility with the subject employee.
     (b) Nondisclosure. After a Separation from Service with the Company and, not by way of limitation, as a condition of continued benefits under the Plan, I will not, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person or entity, or utilize for the my own personal benefit or for the benefit of any competitor of the Company, any Confidential Information of the Company as defined in the Plan. The obligations of this paragraph shall survive the period for which benefits are provided under the Plan.
     5. Violations of Laws and Wrongful Activities. I acknowledge that as an employee of the Company I had an affirmative obligation to report any violation of law and/or wrongful activities of the Company, its agents or employees, and that I have fully disclosed to the Company either in writing or anonymously through the Company’s 24 —hour, toll-fee Ethics and Compliance Helpline any and all such matters of which I have been or become aware. I acknowledge that I have not been retaliated against for reporting any allegations of any violations of law and/or wrongful activities of the Company, its agents or employees.
     6. Intellectual Property. I also agree, as additional consideration for the Severance Pay, Severance Benefits, and/or Suspended Equity Awards described above, as follows:
     (a) All intellectual property, including goodwill, on a worldwide basis, including without limitation copyrights, trademarks, trade dress, service marks, know-how, trade secrets, inventions, patent rights, methodologies, procedures, management tools, workshop materials, manuals, documents, software, macros, data files, or other intellectual capital, including all improvements and modifications (“Intellectual Property”) that I have developed or created either during, in connection with, or pursuant to my employment with the Company shall remain the sole and exclusive property of the Company regardless of authorship or inventorship rights upon a Separation from Service.
     (b) I shall promptly disclose to Company as of the date of Separation from Service, and upon request by the Company after Separation of Service, all Intellectual Property developed or created either during, in connection with, or pursuant to my employment with the Company.
     (c) I shall return and surrender possession to the Company any and all documents, memoranda, reports, notes, files, notebooks, records, information, materials, computer hardware or software, data storage devices containing stored data, and any drafts, copies and electronic files thereof, which references or discloses Intellectual Property in my control or possession as of the date of my Separation from Service.
     (d) I shall assign all of my interest and rights in and to any and all Intellectual Property to Company.

Exhibit 1-3

     (e) At any time, upon request by Company, I shall promptly execute all registrations, applications, assignments, renewals, extensions or other instruments; or take other steps that Company shall deem necessary to secure, maintain and protect Company’s intellectual property in the United States or any foreign country that was developed or created either during, in connection with, or pursuant to my employment.
     (f) I shall not at any time, in any manner, under any circumstances, be entitled to or claim any right, title or interest in or any commission, fee or other direct or indirect benefit from Company with respect to the Intellectual Property.
     (g) I shall return and surrender possession of all Company property of any nature whatsoever to the Company, including but not limited to keys, other methods of entry or access to the Company’s physical premises, credit cards, identification badges, cellular phones and other communication devices, and any other information, material, or equipment (or copies thereof) in Eligible Executive’s control or possession as of the date of his or her Separation from Service.
     7. Consequence of a Breach. I further acknowledge and agree in the event that I breach the provisions of paragraph 2, 3, 4 or 5 above, (a) the Company shall not be obligated to continue payment of the Severance Pay and the availability of Severance Benefits to me, (b) I shall be obligated to repay to the Company upon written demand ninety percent (90%) of the amount of Severance Pay, Severance Benefits and/or Suspended Equity Awards paid or provided to me, and (c) I shall be obligated to pay the Company its costs and expenses in enforcing the provisions of this Agreement and the Plan (including court costs, expenses and reasonable legal fees), and the foregoing shall not affect the validity of this Agreement (and specifically will not affect my Release of claims as set forth in Paragraph 1) and shall not be deemed a penalty or a forfeiture. In the event I breach the notice requirements of Section 4(b) of the Plan regarding eligibility for alternate welfare plan coverage after a Qualifying Separation, I understand and agree that the provisions of the prior sentence shall apply, but solely with respect to the Severance Benefits for which such required notice was not timely provided. Executive specifically acknowledges that the restrictions, prohibitions, and other provisions of this paragraph and the Non-Solicitation, Non-Compete and Nondisclosure restrictions of the Plan are reasonable, fair, and equitable in scope, terms, and duration, and are a material inducement to the Company to provide the benefits described in the Plan. Executive agrees that the obligations in this Agreement are necessary in order to protect the Company’s legitimate business interests; its trade secrets and confidential information; its relationships with its customers and distributors; its investment in its employees; and its goodwill, in light of the nature and extent of the business conducted by the Company. Executive further agrees that upon any breach or threatened breach of these obligations, the Company shall be entitled to injunctive relief, both temporary and permanent, without the necessity of posting a bond, as well as, and in addition to, all other available remedies, including such damages as may be permitted by law, all of which shall be cumulative and not exclusive.
     8. Waiver of Recovery. I further waive my right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on my behalf arising out of

Exhibit 1-4

or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees.
     9. No Compensation Due. I acknowledge that I have been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which I may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due me.
     10. Waiver of Reinstatement Rights. I further waive, release, and discharge Releasees from any reinstatement rights which I have or could have and I acknowledge that I have not suffered any on-the-job injury for which I have not already filed a claim; and I hereby unconditionally agree that I shall not now or at any time in the future, either individually or through others, as an independent contractor or otherwise in any capacity, directly or indirectly, apply for or otherwise seek employment or any other arrangement with the Company and/or any of the other Releasees to provide services to or on behalf of any of the same, without the prior written consent of the Executive Vice President of Human Resources of the Company.
     11. Review Period. I acknowledge that I have been given at least forty-five (45) days to consider this Waiver and Release Agreement thoroughly and I was advised to consult with my personal attorney, if desired, before signing below.
     12. Revocation. I understand that I may revoke this Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven day period to the Plan Administrator. I further understand that if I revoke this Agreement, I shall not receive Severance Pay, Severance Benefits and/or Suspended Equity Awards.
     13. I FURTHER UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
     14. Indemnification. I understand that nothing in this Agreement shall affect any obligation which the Company may have to indemnify me pursuant to Section 9 of the Company’s charter or Article VII of the Company’s bylaws.
     15. Consideration. I acknowledge and agree that this Agreement is given in exchange for consideration in addition to anything of value to which I am already entitled.
     16. Severability. I acknowledge and agree that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Agreement shall continue in full force and effect. If any portion of this Agreement or the Plan relating to Non-Solicitation, Non-Compete or Nondisclosure is held by a court of competent jurisdiction to be unreasonable, unenforceable, arbitrary, or against public policy, then such portion shall be considered divisible as to time, geographical area, and prohibited activities, and the remaining provisions shall remain in effect, and the parties agree to reasonable modification, including but not limited to modifications as to time, geographical area, and prohibited activities, as the court shall decide in order to reflect the intent of the parties.

Exhibit 1-5

     17. Governing Law. This Agreement is deemed made and entered into in the State of Tennessee, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Tennessee, to the extent not preempted by applicable federal law.
     Jurisdiction and venue over any dispute under this Agreement shall lie solely in the Law Court for Sullivan County, Tennessee, Bristol Division.
     18. Knowing and Voluntary Release. I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Agreement and that I voluntarily and knowingly enter into this Agreement by signing below. No modification of this Agreement shall be effective unless made in writing and signed by both me and the Company.
     19. Acknowledgment of Compliance. Because this Agreement includes a release and waiver as to claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT (“ADEA”), my signature below acknowledges that it complies with the Older Worker Benefit Protection Act (“OWBPA”) of 1990 and further acknowledges that I confirm, understand, and agree to the terms and conditions of this Agreement; that these terms are written in lay person terms, and that I have been fully advised of my right to seek the advice and assistance of consultants, including an attorney, as well as tax advisors, to review this agreement.
     It also acknowledges that I do not waive any rights or claims under the ADEA that may arise after the date this Agreement is signed by me, and specifically, that under this Agreement, I am receiving consideration beyond anything of value to which I am already entitled. It is understood by me that I have been advised to consult with an attorney of my choice before signing. I also understand that I have up to forty-five (45) full days to consider whether to sign this release and agreement. By signing this release on the date shown below, I knowingly and voluntarily elect to forego waiting the portion then remaining of the forty-five (45) full days to consider whether to sign this release and agreement.
     20. Right of Revocation. My signature also acknowledges that, in compliance with the OWBPA condition above, I have been fully advised by the Company of my right to revoke and nullify this release and agreement, which right must be exercised, if at all, within seven (7) days of the date of my signature. Any revocation of this Agreement must be in writing, addressed to the Company, to the attention of the Plan Administrator of the King Pharmaceuticals, Inc. Severance Pay Plan: Tier I, at King Pharmaceuticals, Inc., 501 Fifth Street, Bristol, Tennessee, 37620, Fax No.                 and the Company must be notified within the foregoing seven (7) day period. This Agreement will not become effective or enforceable until the expiration of the 7-day period.
     21. Disclosure under ADEA, 29 U.S.C. § 626(f)(1)(H). If my severance is part of an employment termination program offered to a group of employees, pursuant to § 626(f)(1)(H) of the Age Discrimination in Employment Act, the Company has provided information to me concerning the availability of the severance package in Exhibit A attached hereto. By signing immediately below this Paragraph, I acknowledge that I have received such information about the individuals who have been selected for termination of employment and offered Plan benefits and those who have not been selected to participate in the employment termination program.

Exhibit 1-6

     22.  Binding Effect. Upon signing this agreement, it will become effective and binding upon me and the Company and upon the respective successors, assigns, heirs and personal representatives as is discussed in paragraph 1 above.

Name of Eligible Executive — Please Print

(Signature of Eligible Executive)

(Date)

PLEASE RETURN TO:
Plan Administrator
King Pharmaceuticals, Inc.
Severance Pay Plan: Tier I

Exhibit 1-7

EXHIBIT 2
WELFARE PLANS INCLUDED IN SEVERANCE BENEFITS
1.	King Pharmaceuticals, Inc. Medical, Dental and Vision Care Benefit Plan (including Prescription Coverage) (or any successor plan or plans thereto).

Exhibit 2-1